                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
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
                              (CONTROL DATA LOGO)

                         NOTICE OF 1997 ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

                           CONTROL DATA SYSTEMS, INC.
                          4201 LEXINGTON AVENUE NORTH
                       ARDEN HILLS, MINNESOTA 55126-6198

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS

                            WEDNESDAY, MAY 14, 1997

To Our Stockholders:

    The 1997 Annual Meeting of Stockholders of Control Data Systems, Inc., will be held on Wednesday, May 14, 1997, at the Corporate Headquarters of the Company (4201 Lexington Avenue North, Arden Hills, Minnesota) at 10:00 a.m. Central Daylight Time, for the following purposes:

    1.  Elect six Directors.

    2. Approve appointment of KPMG Peat Marwick LLP as Company's independent auditors.

    These items are more fully described in the following pages of the Proxy Statement.

    Stockholders of record at the close of business on March 17, 1997, will be entitled to vote at the Meeting and any adjournments of the Meeting.

                                          By Order of the Board of Directors,

                                                  [SIGNATURE]
                                          Ruth A. Rich
                                          SECRETARY

Dated: April 3, 1997

                            YOUR VOTE IS IMPORTANT.

                    PLEASE DATE AND SIGN ENCLOSED PROXY CARD
                AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(CONTROL DATA LOGO)

                                                    Control Data Systems, Inc.
                                                    4201 Lexington Avenue North
                                                    Arden Hills, MN 55126-6198

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 14, 1997

                            ------------------------

    BACKGROUND. Control Data Systems, Inc. ("Control Data" or "the Company") was established through the transfer by Ceridian Corporation of its Computer Products business to the Company and Ceridian's subsequent immediate spin-off, in July of 1992, of the Company to Ceridian's stockholders as a stock dividend. Since August, 1992 the Common Stock of the Company has been traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol CDAT. This Proxy Statement is being furnished in connection with the fifth annual meeting of the Company's stockholders since the spin-off.

    SOLICITING OF PROXY. The Company's Board of Directors is soliciting the accompanying Proxy for use at the Annual Meeting of Stockholders of Control Data to be held on May 14, 1997, and at any adjournments thereof. This Proxy Statement and the related Proxy and Notice of Annual Meeting are being mailed to stockholders beginning on or about April 3, 1997.

    PROXY VOTING PROCEDURES. A Proxy Card is enclosed. In order to register your vote, please complete, date and sign the Proxy Card and return it in the envelope supplied. A Proxy may be revoked at any time before it is exercised by filing a written revocation with the Company's Secretary, by delivering to the Company's Secretary a new written proxy, or by attending the Meeting and voting in person.

    When stock is registered in the name of more than one person, EACH such person must sign the Proxy. If the stockholder is a corporation, the Proxy must be signed in its corporate name by an executive or other authorized officer. If signed as attorney, executor, administrator, trustee, guardian, custodian or in any other representative capacity, the signer's full title must be given.

    Shares represented by a properly executed Proxy received by Control Data prior to the Meeting and not revoked will be voted in accordance with the instructions of the stockholder; if no instructions are indicated, such shares will, subject to the following, be voted in accordance with the recommendations of the Board of Directors. If a stockholder abstains from voting as to any item, then the shares held by such stockholder shall be deemed present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such item, but such shares shall not be deemed to have been voted in favor of such item. Therefore, abstentions as to an item will have the same effect as votes against such item. If a broker returns any "nonvotes," indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on such item, then the shares covered by such nonvotes shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the Meeting for purposes of calculating the vote required for approval of such item.

    RECORD DATE AND QUORUM. Stockholders are entitled to one vote for each share of Control Data Common Stock, $.01 par value, they hold of record as of the close of business on March 17, 1997. Holders are not entitled to cumulative voting rights in the election of directors. On the March 17, 1997 record date, 12,919,468 shares of Control Data Common Stock were outstanding. A quorum (a majority of the outstanding shares) must be represented at the Meeting in person or by Proxy to transact business.

                 STOCKHOLDINGS OF CERTAIN OWNERS AND MANAGEMENT

    CERTAIN BENEFICIAL OWNERS. The following table shows information concerning each person who to the best of Control Data's knowledge, was the beneficial owner of more than 5% of Control Data Common Stock as of March 17, 1997.

                                                          AMOUNT AND
                                                          NATURE OF          PERCENT OF
       NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP       CLASS
--------------------------------------------------  ----------------------  -------------
Massachusetts Financial Services Company (1) .....
500 Boylston Street
Boston, MA 02116                                             887,755               6.9%
First Bank Systems, Inc. (2) .....................
601 2nd Avenue South
Minneapolis, MN 55402                                        752,414               5.8%
Leon G.Cooperman (3) .............................
c/o Omega Advisors, Inc.
88 Pine Street, 31st Floor
New York, NY 10005                                           730,000               5.7%

------------------------

(1) Represents sole power to vote 731,155 shares and sole power to dispose of 887,755 shares.

(2) Represents sole power to vote 725,665 shares and sole power to dispose of 505,365 shares.

(3) Represents sole power to vote 583,600 shares and sole power to dispose of 583,600 shares.

    MANAGEMENT STOCKHOLDINGS. The following table shows the Control Data Common Stock beneficially owned by each Control Data director, each executive officer named in the Summary Compensation Table and by all directors and executive officers (including the named individuals as a group) as of March 17, 1997.

                                                          AMOUNT AND
                                                          NATURE OF          PERCENT OF
             NAME OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP       CLASS
--------------------------------------------------  ----------------------  -------------
W. Donald Bell....................................            33,331               0.3%
Grant A. Dove.....................................            33,331               0.3%
Marcelo A. Gumucio................................            33,331               0.3%
W. Douglas Hajjar.................................            58,331               0.5%
Keith A. Libbey...................................            33,581               0.3%
James E. Ousley...................................           401,906               3.1%
Joseph F. Killoran................................           104,206               0.8%
Dieter Porzel.....................................            41,667               0.3%
Ruth A. Rich......................................           100,839               0.8%
Arnold Rutgers....................................            33,144               0.3%
All directors and executive officers as a group
(12 persons)......................................           946,028               7.3%

------------------------

(1) Except as otherwise noted, each person or group named in the table has sole power to vote and dispose of all shares listed for such person or group. Of the total number of Mr. Ousley's shares, 16,668 are shares over which Mr. Ousley has sole voting power but which are subject to restrictions on disposition. Shares not currently outstanding but deemed beneficially owned by virtue of the right of the person to acquire them as of March 17, 1997, or within 60 days of such date (on or before May 16, 1997), are treated as also outstanding only when determining the amount and percent owned by such person or by the group. Such additional shares so considered outstanding are as follows: Mr. Bell, 33,331 shares; Mr. Dove, 33,331 shares; Mr. Gumucio, 33,331 shares; Mr. Hajjar, 33,331 shares; Mr. Libbey, 33,331 shares; Mr. Ousley, 351,677 shares; Mr. Killoran, 102,400 shares; Mr. Porzel, 41,667 shares; Ms. Rich, 99,896 shares; Mr. Rutgers, 31,849 shares; all directors and executive officers as a group, 863,483 shares.

                                 ITEM NUMBER 1
                             ELECTION OF DIRECTORS

GENERAL INFORMATION

    In accordance with the Company's Bylaws, the Board of Directors has set the number of directors at six. The Board has nominated the six current members as the slate recommended for election at the 1997 Annual Meeting. THE BOARD RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES LISTED BELOW. The election of directors is decided by a plurality of the votes cast.

    Directors elected at the 1997 Meeting will hold office until the next Annual Meeting and until their successors are duly chosen and qualify, or until their earlier resignations or removal. The Board of Directors has inquired of each nominee and has ascertained that each will serve if elected. In the event that any of these nominees should become unavailable for election, the Board of Directors may designate substitute nominees, in which event the shares represented by the Proxy Cards returned will be voted for such substitute nominees unless an indication to the contrary is noted on the Proxy Card.

                                                                                                             DIRECTOR
         NAME                          PRINCIPAL OCCUPATION AND OTHER INFORMATION                    AGE       SINCE
-----------------------  -----------------------------------------------------------------------     ---     ---------
W. DONALD BELL           W. Donald Bell is the founder, President and Chief Executive Officer of     59       August
                          Bell Microproducts, Inc., a distribution company specializing in                     1992
                          semiconductors, computer products, and manufacturing services. Mr.
                          Bell founded Bell Microproducts, Inc. in 1988.

GRANT A. DOVE            Grant A. Dove is a Managing Partner of Technology Strategies &              68       August
                          Alliances, a strategic planning and investment banking firm. Mr. Dove                1992
                          joined TS&A in 1991. From 1987-1992, Mr. Dove served as Chairman of the Board and Chief Executive Officer of Microelectronics and Computer
                          Technology Corporation (MCC). He is Chairman of the Board and a direc-
                          tor of OPTEK Technology, Inc. Mr. Dove is also a director of US West,
                          Inc., Cooper Cameron Corporation, Intervoice, Inc., The Fore Front
                          Group, Inc., and MCC.

MARCELO A. GUMUCIO       Marcelo A. Gumucio is the President and Chief Executive Officer of          59       August
                          Micro Focus Inc., an international software organization engaged in                  1992
                          the design of software. Mr. Gumucio joined Micro Focus in 1996 and is currently a member of its Board of Directors. From 1992 to 1996, Mr.
                          Gumucio held positions as the President, Chairman and Chief Executive
                          Officer of Memorex Telex, N.V. Prior to that time Mr. Gumucio was
                          President of Gumucio, Burke & Associates, a private investment firm he founded in 1990. Mr. Gumucio was the President, Chief Operating
                          Officer and member of the Board of Directors of Cray Research, Inc.
                          from March 1988 to July 1990.

                                                                                                             DIRECTOR
         NAME                          PRINCIPAL OCCUPATION AND OTHER INFORMATION                    AGE       SINCE
-----------------------  -----------------------------------------------------------------------     ---     ---------
W. DOUGLAS HAJJAR        W. Douglas Hajjar is Chairman of Control Data Systems, Inc. He was Vice     49       August
                          Chairman of Cadence Design Systems, Inc., an electronic design                       1992
                          automation vendor, from December 1991, when Cadence Design Systems,
                          Inc. completed its merger with Valid Logic Systems, Inc., to May 1994.
                          From September 1987 through December 1991, Mr. Hajjar was Chairman and
                          Chief Executive Officer of Valid Logic Systems, Inc. Mr. Hajjar also serves on the Board of Platinum Software Corporation.

KEITH A. LIBBEY          Keith A. Libbey is a member and Chairman Emeritus of the Board of           59       August
                          Fredrikson & Byron, P.A., a law firm with principal offices in                       1992
                          Minneapolis, Minnesota.

JAMES E. OUSLEY          James E. Ousley has been President and Chief Executive Officer of the       51       August
                          Company since the establishment of the Company as an independent                     1992
                          public company through the transfer of Ceridian Corporation's Computer
                          Products business to the Company and subsequent immediate spin-off of the Company from Ceridian effective July 31, 1992. Mr. Ousley was
                          President of Ceridian's Computer Products business from April 1989 and was Executive Vice President of Ceridian from February 1990 until the spin-off of the Company. From January 1989 to April 1989, Mr. Ousley
                          was Vice President, Marketing and Sales for Ceridian's Computer
                          Products business and prior thereto held various positions with
                          Ceridian. Mr. Ousley is also a director of Memorex Telex, N.V.

    Any stockholder who intends to make a nomination at an annual meeting must deliver, not less than 50 nor more than 75 days prior to the particular annual meeting, a notice to Control Data's Corporate Secretary setting forth: the name and address of the stockholder who intends to make the nomination; the class and number of shares of stock of the Company which are beneficially owned by the stockholder; the name, age, business address and residence address of each nominee being proposed by the stockholder; the principal occupation or employment of each nominee; the class and number of shares of stock of the Company which are beneficially owned by each nominee; such other information concerning each nominee that would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee; and a signed consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

BOARD AND BOARD COMMITTEE MEETINGS

    The Company's Board of Directors held four Board meetings in fiscal year 1996. The standing committees of the Board of Directors include the Audit Committee and the Compensation Committee. No director missed a meeting of the Board of Directors or a meeting of any Board committee on which the director served. The Board does not have a standing nominating or similar committee.

    AUDIT COMMITTEE. The Audit Committee held two meetings in fiscal year 1996. Committee members are Mr. Libbey (Chair) and Mr. Hajjar. The Committee reviews Control Data's annual financial statements; makes recommendations regarding Control Data's independent auditors and scope of auditor services; reviews the adequacy of accounting and audit policies, compliance assurance procedures and internal controls; reviews nonaudit services performed by auditors to maintain auditors' independence; and reports to the Board of Directors on disclosure adequacy and adherence to accounting principles. The Audit Committee also appoints the Company's Retirement Committee which is responsible for administering the Company's U.S. qualified retirement plans.

    COMPENSATION COMMITTEE. The Compensation Committee held two meetings in fiscal year 1996. Committee members are Mr. Dove (Chair), Mr. Bell and Mr. Gumucio. The Committee reviews compensation philosophy and major compensation and benefits programs for executives; administers certain stock plans; and approves executive officers' and directors' compensation.

DIRECTOR COMPENSATION

    Officers of the Company do not receive any additional compensation for serving as members of the Board of Directors or any of its committees. Directors who are not employees of the Company receive an annual retainer fee of $16,000 ($17,000 if chairman of a Board committee) and $1,000 for each Board or Board committee meeting attended. The Chairman of the Company receives $25,000 per calendar quarter, with no additional fees for Board or Board committee meetings attended. If there is a "change of control" of the Company as defined in the Company's 1992 Equity Incentive Plan, then the Chairman shall, upon a "change of control termination" as defined in such Plan, be paid an amount equal to three times the Chairman's annual fee.

    Under the Company's 1992 Equity Incentive Plan, directors who are not employees of the Company are also eligible for stock options. As specified in the Plan, an option for 25,000 shares of the Company's Common Stock is granted to each non-employee director when such director first assumes office as a director. The Plan also provides for the annual grant of an option for 5,000 shares to each non-employee director upon the non-employee director's reelection to the Board. The exercise per share price for an option granted to a non-employee director is the fair market value of a share of the Common Stock as of the date the option is granted. Each option is a nonqualified stock option, expires ten years after the date it is granted and becomes exercisable as to one-third of the shares subject to the option on each of the succeeding three anniversaries of the option grant. If a non-employee director ceases to be a director of the Company for reasons other than death or disability, any portion of an option not yet exercisable at such time will be forfeited, and the portion of the option then exercisable will remain exercisable for 90 days.

CERTAIN BUSINESS RELATIONSHIPS

    Mr. Libbey is a member and Chairman Emeritus of the Board of Fredrikson & Byron, P.A. Fredrikson & Byron, P.A. is regularly retained to provide legal services to the Company.

                                 ITEM NUMBER 2
                       APPROVAL OF SELECTION OF AUDITORS

    Upon recommendation of its Audit Committee, the Company's Board has selected KPMG Peat Marwick LLP, certified public accountants, as independent auditors for the Company for the current fiscal year ending December 31, 1997. That firm has acted as independent auditors for the Company and its former parent company, Ceridian Corporation, for more than 30 years, and the Board considers it highly qualified. Although it is not required to do so, the Board of Directors wishes to submit the selection of KPMG Peat Marwick LLP for stockholders' approval at the 1997 Annual Meeting. If the stockholders do not give approval, the Board will reconsider its selection.

    Representatives of KPMG Peat Marwick LLP will be present at the 1997 Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

    THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THIS APPOINTMENT.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the fiscal year 1996 annual and long-term compensation for the Company's Chief Executive Officer and the next four highest paid executive officers, as well as the total compensation paid to each such individual during fiscal years 1994 and 1995:

                                                                                 LONG-TERM COMPENSATION
                                                                          ------------------------------------
                                                                                  AWARDS            PAYOUTS
                                                                          ----------------------  ------------
                                             ANNUAL COMPENSATION                      NUMBER OF
                                      ----------------------------------              SECURITIES
                                                               OTHER      RESTRICTED  UNDERLYING
                                                               ANNUAL       STOCK      OPTIONS/       LTIP       ALL OTHER
        NAME AND            FISCAL      SALARY     BONUS    COMPENSATION   AWARD(S)      SARS       PAYOUTS     COMPENSATION
   PRINCIPAL POSITION        YEAR      (1) ($)      ($)         ($)        (2) ($)       (#)          ($)         (3) ($)
-------------------------  ---------  ----------  --------  ------------  ----------  ----------  ------------  ------------
JAMES E. OUSLEY              1996        398,846   320,000           0            0           0              0     3,750
 President and Chief         1995        385,000   383,000           0      318,750           0              0     3,750
 Executive Officer           1994        380,944    77,000           0            0           0              0         0
DIETER PORZEL (4)            1996        239,320    47,864           0            0           0              0         0
 Vice President,             1995        262,458    67,160           0            0           0              0         0
 Europe/Middle East          1994        239,432    29,929           0            0      25,000              0         0
 and Africa
JOSEPH F. KILLORAN           1996        198,077   100,000           0            0           0              0     3,750
 Vice President and          1995        175,000   137,500           0            0           0              0     3,750
 Chief Financial             1994        173,269    21,875           0            0      25,000              0         0
 Officer
ARNOLD (NOL) RUTGERS         1996        133,846    52,500                               15,000                    3,750
 Vice President, Sales       1995        102,426    65,000           0            0      10,000              0     3,750
 and Operations USA          1994         98,709    10,573           0            0      25,000              0         0
 and Asia
RUTH A. RICH                 1996        129,231    65,000           0            0           0              0     3,750
 Vice President, Human       1995        120,000    60,000           0            0           0              0     3,750
 Resources/                  1994        120,000    15,000           0            0      10,000              0         0
 Administration and
 Secretary

----------------------------------
(1) The amounts reflected in "Salary" include the named executive's salary deferral contributions to the Company's Personal Investment Plan, which is a savings plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code, for the period indicated.

(2) Reflects a restricted stock award of 50,000 shares. Of the 50,000 shares granted, restrictions on 16,666 shares lapsed on July 5, 1995 and restrictions on 16,666 shares lapsed on January 2, 1997. The restrictions on the remaining shares will lapse on January 2, 1998. Any dividends declared by the Company on its Common Stock would be payable to Mr. Ousley on his restricted shares. The value of the restricted stock holdings that had not lapsed at the end of fiscal year 1996 was $733,348.

(3) "All Other Compensation" reflects, in each instance, a discretionary profit sharing contribution made by the Company on behalf of the named executive under the Company's Personal Investment Plan for fiscal year 1996. For fiscal years 1995 and 1996, each U.S. employee received, upon the Company's attainment of certain financial objectives determined by the Board of Directors, an amount equal to two and one-half percent (2 1/2%) of annual compensation up to $150,000, or a maximum contribution of $3,750. Contributions for future fiscal years and any related financial objectives will be determined by the Board of Directors.

(4) All amounts for Mr. Porzel were paid in Deutsche Marks and converted to U.S. dollar equivalents at the exchange rates prevailing on the last day of the applicable fiscal year. Amounts paid in fiscal year 1996 were converted at the rate prevailing on December 31, 1996 (0.6450).

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

    There were no options/SARs granted to the named executives during 1996 except the following:

                                                                                       POTENTIAL REALIZABLE
                             INDIVIDUAL GRANTS (1)                                       VALUE AT ASSUMED
                         NUMBER OF        % OF TOTAL                                     ANNUAL RATES OF
                         SECURITIES      OPTIONS/SARS                                      STOCK PRICE
                         UNDERLYING       GRANTED TO      EXERCISE OR                    APPRECIATION FOR
                        OPTIONS/SARS     EMPLOYEES IN     BASE PRICE   EXPIRATION        OPTION TERM (2)
        NAME            GRANTED (#)       FISCAL YEAR      ($/SHARE)      DATE         5% ($)       10% ($)
---------------------  --------------  -----------------  -----------  -----------  ------------  ------------
ARNOLD RUTGERS               15,000              6.8%        $18.875      7/24/06       $178,365      $450,165

------------------------
(1) The option gives the optionee the right to purchase Common Stock. No SARs were granted separately or in tandem with the option. The options become exercisable as to one-third of the shares subject to the option on each of the three succeeding anniversaries of the date of grant. Following a "change of control termination," option will become immediately exercisable. A "change of control termination" means (i) the optionee's termination of employment by the Company for reasons other than a willful failure to perform his or her employment duties or conduct constituting a felony involving moral turpitude; or (ii) the termination of employment with the Company by the optionee for "good reason," which is generally defined as an adverse change in the optionee's responsibilities, authority, compensation or working conditions, or a material breach of the optionee's employment agreement by the Company. Such termination of employment must occur within two years of a "change of control," which is defined as (i) a merger or consolidation involving the Company if less than 50% of the Company's voting stock after the business combination is held by persons who were stockholders before the business combination; (ii) a sale of the assets of the Company substantially as an entity; (iii) ownership by a person or group of at least 20% of the Company's voting securities; (iv) approval by the stockholders of a plan for the liquidation of the Company; and (v) certain changes in the composition of the Company's Board of Directors.

(2) The potential realizable value of the option grant has been estimated assuming the stated per share market price of the Company's Common Stock appreciates in value at annualized rates of 5% and 10% from the grant date to the date that the option expires, net of the exercise price that the optionee must pay for the shares underlying such option. However, actual gains, if any, from the exercise of these options and from holding shares of the Company's Common Stock depend on the future performance of the Common Stock and overall stock market conditions. Whether the gains reflected in this Table will actually be achieved cannot be assured.

AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS/SAR VALUES

    The following table summarizes the options and SARs exercised during fiscal year 1996 and presents the value of unexercised options and SARs held by the named executives at December 31, 1996:

                                                             SECURITIES UNDERLYING   VALUE OF UNEXERCISED
                                                                  UNEXERCISED            IN-THE-MONEY
                                                                OPTIONS/SARS AT        OPTIONS/SARS AT
                                                            FISCAL YEAR-END (1) (#)     FY-END (2) ($)
                          SHARES ACQUIRED
                            ON EXERCISE     VALUE REALIZED      EXERCISABLE (E)        EXERCISABLE (E)
          NAME                  (#)              ($)           UNEXERCISABLE (U)      UNEXERCISABLE (U)
------------------------  ----------------  --------------  -----------------------  --------------------
JAMES E. OUSLEY                       0                 0           351,677(E)             $5,015,553(E)
                                                                          0(U)                     $0(U)
DIETER PORZEL                    54,993           723,990            33,333(E)               $430,206(E)
                                                                     16,668(U)               $217,725(U)
JOSEPH F. KILLORAN                    0                 0            99,066(E)             $1,384,456(E)
                                                                      8,334(U)               $112,716(U)
ARNOLD RUTGERS                        0                 0            31,849(E)               $441,104(E)
                                                                     30,001(U)               $218,346(U)
RUTH A. RICH                          0                 0            99,896(E)             $1,440,979(E)
                                                                      3,334(U)                $47,926(U)

------------------------
(1) All are options to purchase Common Stock. No SARs were exercised or are outstanding, whether free standing or in tandem with the options. The number of unexercised options includes shares that may be issued upon the exercise of replacement options which were provided to the optionee pursuant to the provisions of the spin-off of the Company from Ceridian Corporation to replace Ceridian stock options held by such optionee at the time of the spin-off. The number of shares subject to the optionee's replacement options and the per share exercise price were calculated to preserve the economic value of the optionee's Ceridian stock options. In addition, the replacement options contain the same terms and conditions as the Ceridian options, and the replacement options' duration and exercisability are measured according to the dates that the Ceridian options were granted.

(2) The values are based on the difference between $22.00 (the closing price of the Company's Common Stock on December 31, 1996 as reported by the Nasdaq National Market) and the options' exercise price.

PENSION PLAN AND BENEFIT EQUALIZATION PLAN

    The Company maintains a defined benefit pension plan (the "Retirement Plan") for its U.S. employees (including executive officers and employees of U.S. subsidiaries), which is funded by employee salary reductions and after-tax contributions and Company contributions. However, effective December 20, 1992, benefits under the Retirement Plan were frozen, meaning that no employees may become participants in the plan after that date, that pension benefits for all employees currently participating in the Retirement Plan will be computed only on the basis of compensation paid and years of service completed to that date, and that no future contributions will be made to the Retirement Plan except to the extent required by the funding standards of ERISA and the Internal Revenue Code. All current Retirement Plan participants also acquired a fully vested interest in their pension benefits.

    Generally, the amount of the annual pension benefit under the Retirement Plan equals an annual base pension of 1.2% of the participant's average annual compensation during the participant's highest consecutive five-year earnings period ending on or before December 20, 1992, multiplied by the participant's credited years of service as of such date. In addition, the participant is entitled to an annual excess pension benefit of 0.4% of such average annual compensation in excess of the participant's "break point" multiplied by the participant's years of credited service as of December 20, 1992, or 30 years, whichever is less. A participant's "annual compensation" generally consists of salary and any annual bonus paid under the Executive Incentive Plan. The participant's "break point" amount essentially represents an average of the social security wage bases to which a participant has been subject over his or her career, and has been frozen at the amount determined for the participant as of December 20, 1992.

    The Company also maintains a Benefit Equalization Plan, under which benefits were also frozen on December 20, 1992. In 1992, the Internal Revenue Code limited the annual benefits payable from the Retirement Plan at $112,221 and provided that compensation in excess of $228,860 per year could not be used in calculating benefits under the Company's Retirement Plan described above. The Benefit Equalization Plan provides employees (including certain named executive officers) with supplemental pension benefits so that they will receive, in the aggregate, the benefits that they would have been entitled to receive under the frozen Retirement Plan had these limits not been imposed. The Benefit Equalization Plan is an unfunded plan, and any amounts payable remain subject to the claims of the Company's creditors. Any benefits payable to a participant under the Benefit Equalization Plan commence at the same time as the pension benefits payable under the Retirement Plan.

    The estimated annual benefits payable under the Retirement Plan and Benefit Equalization Plan upon retirement at age 65 (expressed in the form of a single-life annuity) for each of the named executive officers are as follows:
Mr. Ousley, $75,009; Ms. Rich, $45,728; and Mr. Rutgers, $10,325. The years of service this calculation represents at the time the plan was frozen in 1992 was
24.5 years, 25.9 and 10.0 years, respectively. Mr. Rutgers also participated in an insured defined benefit plan in the Netherlands from 1967 to 1982. The amount of the benefit payable to Mr. Rutgers from the Netherlands plan is 1/40 of eligible salary times years of service. An estimate of his benefit under the Netherlands plan cannot be calculated at this time because certain beneficiaries are entitled to receive a portion of that benefit when it becomes payable.

    Neither Mr. Killoran nor Mr. Porzel participated in the Retirement Plan. Mr. Killoran had participated in a pension plan sponsored by Ceridian Corporation for employees of a company acquired by Ceridian and received a distribution from Ceridian under that plan. The German subsidiary of the Company maintains a defined benefit plan for its employees, including Mr. Porzel. Generally, the amount of the benefit is 0.5% of eligible earnings up to the German social security wage base for each year of credited service, plus 2.0% of eligible earnings above the social security wage base for each year of credited service. Based upon present earnings, the estimated annual benefit payable to Mr. Porzel under the German retirement plan at age 65 is an amount of Deutsche Marks equivalent to $75,295, calculated at the exchange rate prevailing on December 31, 1996. Future increases in Mr. Porzel's compensation, if any, will not affect these amounts.

EMPLOYMENT AGREEMENTS

    The Company has severance agreements, expiring January 4, 1998, with Messrs. Ousley and Killoran under which the executive will receive certain severance payments and benefits in the event of a "change of control termination." Such term has the same meaning set forth in the Company's 1992 Equity Incentive Plan, except the severance agreements require that the executive's termination of employment occur within one year of the change of control event in order to entitle him to the severance pay and benefits provided by his severance agreement. If a change of control termination occurs under his severance agreement, Mr. Ousley is entitled to receive, within five days of such termination, a severance payment equal to approximately three times his average annual taxable compensation for the five tax years preceding the year in which the change of control event occurs. Mr. Killoran's severance payment is approximately one and one-half times his average annual taxable compensation over the same five-year period. In the event of a change of control termination, the Company is also required to continue for thirty-six months the executive's life, health, dental and disability benefits at a level comparable to the benefits he was receiving before the change of control termination. The severance agreements also provide that all change of control compensation payable to the executive must be less than the amount which would be considered a "parachute payment" under Section 280G of the Internal Revenue Code. To the extent that the severance payment to which the executive is entitled under his severance agreement, together with any other change of control compensation payable to him, would exceed this amount, the executive must designate which payments or change of control compensation should be reduced or eliminated so as to avoid receipt of a parachute payment.

    The German subsidiary of the Company, Control Data GmbH, has an employment agreement with Mr. Porzel which is terminable by Control Data GmbH upon thirty-six months' notice or upon Mr. Porzel reaching age 65, and by Mr. Porzel upon six months' notice. Under this agreement, Mr. Porzel is required to devote full time to serve as the "Vorsitzender der Geschaeftsfuehrung" (chief executive officer) of Control Data GmbH. As such, he is prohibited from disclosing confidential information about the Company during and after the term of employment, and he is required to disclose and assign to Control Data GmbH, in accordance with applicable German law, any intellectual property created during his employment. The agreement also provides for remuneration at levels determined in accordance with the compensation policies of the Company, and prescribes certain acts which require the prior approval of the Company. Upon any termination of his employment, Mr. Porzel will be entitled to receive remuneration at then-current levels for the balance of his notice period.

COMPENSATION COMMITTEE REPORT

    Decisions on compensation of the Company's executive officers generally are made by the Compensation Committee of the Board of Directors. The three members of the Compensation Committee are non-employee directors as defined in Rule 16b-3 of the Securities Exchange Act of 1934. Decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board, except for decisions about awards under the Company's 1992 Equity Incentive Plan which are made by the Committee in order for the awards under such Plan to satisfy Rule 16b-3.

    COMPENSATION PHILOSOPHY AND RELATIONSHIP OF PERFORMANCE. This report reflects the Compensation Committee's executive officer compensation philosophy as endorsed by the Board of Directors. The resulting actions taken by the Company are shown in the compensation tables supporting this report. The Compensation Committee either approves or recommends to the Board of Directors compensation levels and compensation components for the executive officers. All of the non-employee members of the Board of Directors review compensation actions affecting the Chief Executive Officer. This report reflects the compensation philosophy for fiscal year 1996.

    The Compensation Committee's executive compensation policies are designed to enhance the financial performance of the Company, and thus stockholder value, by significantly aligning the financial interests of the key executives with those of stockholders.

    The executive compensation program is viewed in total considering all of the component parts: base salary, annual performance incentives, benefits, and long-term incentive opportunity in the form of stock options and restricted stock grants. The annual compensation components consist generally of lower base salaries than those of comparable companies combined with higher incentive plans based on the Company's financial performance and performance against its strategic initiatives. Long-term incentive is based on stock performance through stock options and restricted stock grants. The Compensation Committee's position is that stock ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. Overall, the intent is to have more significant emphasis on variable compensation components and less on fixed components. The Committee believes this philosophy and structure are in the best interests of the stockholders.

    Compensation reflected in the previous tables paid to the Company's executive officers is from January 1, 1994 to December 31, 1996, consisting of the following elements: base salary, performance incentives and deferred profit sharing contributions for such period, and stock options and restricted stock granted under the Company's 1992 Equity Incentive Plan.

    Recent tax law changes, effective for fiscal year 1994 and future years, may disallow deductions for compensation paid by the Company to each of the Company's named executive officers if the officer's compensation exceeds $1,000,000. Special rules apply for "performance-based" compensation, including compensation resulting from stock options. The 1992 Equity Incentive Plan includes a per-employee limit on the options that can be granted to salaried employees, including the named executive officers, during any calendar year. For other performance-based compensation plans, including the Executive Incentive Plan described below, the Company intends to take whatever steps are necessary to comply with the deduction limits imposed by these tax provisions.

    ANNUAL INCENTIVE ARRANGEMENTS. The Company has adopted an Executive Incentive Plan which provides annual incentive compensation to key employees, including named executive officers, who by the nature of their positions, are deemed sufficiently accountable to impact directly the strategic objectives and financial results of the Company. The Plan is approved by the Compensation Committee, whose members are not eligible to participate in the Plan.

    The Committee believes that key executives should have a significant proportion of total cash compensation subject to specific strategic and financial measurements. At the beginning of each fiscal year, or upon an individual being appointed an executive officer, the Committee sets a target bonus amount for each executive officer expressed as a percentage of the executive's base salary. Performance goals for purposes of determining annual incentive compensation are established which include net earnings and other strategic and financial measurements. Generally, the target level of net earnings is assigned a significantly greater weight than the aggregate weight assigned to all remaining factors. Senior management, including the named executives, have the potential to earn significantly higher levels of incentive compensation if the Company exceeds its targets. The target incentive compensation levels established by the Compensation Committee for fiscal year 1996 for Messrs. Porzel, Rutgers, and Killoran and for Ms. Rich were approximately 50% of annual base salary.

    The performance goals established at the beginning of fiscal year 1996 were based on several strategic and financial measurements, including a target level of net earnings and restructure management. As noted above, the target level of net earnings was assigned a significantly greater weight than the weight assigned to other factors. Messrs. Porzel and Rutgers were also assigned geographically specific financial measurements. Based on the evaluation of the above criteria, the Compensation Committee awarded incentive payments for fiscal 1996 at 40% of the target incentive compensation level for Mr. Porzel, 70% of the target incentive compensation level for Mr. Rutgers, and 100% of the target incentive compensation level for Mr. Killoran and Ms. Rich.

    1992 EQUITY INCENTIVE PLAN. The Compensation Committee of the Board of Directors determines stock option grants to eligible employees including the named executives. The Committee believes that options granted to management reinforce the Committee's philosophy that management compensation should be closely linked with shareholder value. Stock options have been granted to approximately 65% of the Company's management worldwide.

    OTHER COMPENSATION PLANS. Control Data has adopted certain broad-based employee benefit plans in which all U.S. employees, including Messrs. Ousley, Killoran, Rutgers, and Ms. Rich, are permitted to participate on the same terms and conditions relating to eligibility and generally subject to the same limitations on the amounts that may be contributed or the benefits payable under those plans. Under the Company's Personal Investment Plan, which is a defined contribution plan qualified under the Internal Revenue Code Sections 401(a) and 401(k), participants, including the aforementioned executives, can contribute a percentage of their annual compensation. Beginning in 1993, the Company established a discretionary profit sharing contribution contingent upon the Company reaching a target level of net earnings. The Company made a profit sharing contribution of 2.5% of annual compensation up to a maximum of $150,000 for fiscal year 1996 to all eligible U.S. employees. Each of the U.S. named executives received a profit sharing contribution of $3,750 to their Personal Investment Plan accounts. The Company permits participants to invest their salary deferral contributions and any Company matching or profit sharing contributions in a Company Common Stock Fund in order to align the employees' and the stockholders' interests in the enhancement of stockholder value. To further align these interests, the Company has adopted an Employee Stock Purchase Plan, approved by the stockholders in 1993, through which employees may purchase shares of the Company's Common Stock. Other than these purchases of or investments in Common Stock and the Company's discretionary profit sharing contribution, benefits under the Company's broad-based benefit plans are not tied to Company performance.

    MR. OUSLEY'S 1996 COMPENSATION. In general, compensation for the CEO aligns with the philosophies and practices discussed above for executive officers. All compensation determinations and stock grants to the CEO are reviewed by the Committee with the Board of Directors.

    At the beginning of each fiscal year, the Committee reviews the compensation level of the CEO. The Committee considers data on compensation history and competitive practices in determining the CEO's total compensation, and reviews the data in light of the Company's philosophy that the compensation of the CEO should be influenced primarily by the financial performance of the Company. This places a meaningful portion of the CEO's compensation at risk along with the stockholders, as well as offering significant, market-competitive upside opportunities based on the Company's performance. The objective is to motivate and incent the CEO to achieve a level of Company performance consistent with the Company's strategic business objectives.

    During fiscal year 1996, the Committee reviewed Mr. Ousley's salary, considering the compensation comparative data for CEO positions, the Committee's philosophy on positioning Mr. Ousley's compensation as compared to market data and his overall effectiveness in leading the Company. As a result of this review, the Committee decided to increase Mr. Ousley's annual base salary by $15,000.

    For fiscal year 1996, the CEO's performance goals were established based on strategic and financial measurements, including a target level of net earnings, restructure management and sale of non-strategic assets. The target level of net earnings was assigned a significantly greater weight than the weight assigned to other factors. In evaluating Mr. Ousley's performance for the purpose of determining his incentive compensation for such period, the Committee considered the Company's performance against its financial, major refocusing and restructuring objectives, implementation of the Company's continuing strategy shift, and his demonstrated leadership. Based on this evaluation, the Compensation Committee awarded an incentive payment of 100% of Mr. Ousley's target incentive compensation level which was 80% of his year-end annualized base salary.

    The Compensation Committee is satisfied that the cash compensation and long-term incentive plans in the form of stock option and restricted stock awards provided to the CEO and to the executive officers of the Company are structured and have operated to create a high degree of alignment with increased profitability and shareholder value.

Grant A. Dove                  Marcelo A. Gumucio                 W. Donald Bell

PERFORMANCE GRAPH

    The following performance graph compares the cumulative stockholder return on the Company's Common Stock with the S&P 500 Composite Stock Index and the Nasdaq Computer and Data Processing Stock Index. The comparison assumes $100 was invested as of August 1, 1992 (the date of the spin-off of the Company from Ceridian Corporation) in Common Stock of the Company and in each of the foregoing indices and assumes reinvestment of dividends. The Nasdaq Computer and Data Processing Stock Index was chosen for comparison purposes because it encompasses over 200 companies, many of which are comparable in size to the Company.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
       COMPANY, S&P 500 AND PEER GROUP
                                                 CONTROL DATA SYSTEMS,     S&P 500 COMPOSITE STOCK    NASDAQ COMPUTER & DATA
                                                         INC.                       INDEX             PROCESSING STOCK INDEX
Aug-92                                                              $100                       $100                       $100
Sep-92                                                              $112                        $99                       $104
Dec-92                                                              $111                       $104                       $118
Mar-93                                                              $164                       $108                       $123
Jun-93                                                              $150                       $109                       $123
Sep-93                                                              $150                       $112                       $124
Dec-93                                                              $123                       $114                       $125
Mar-94                                                              $103                       $110                       $126
Jun-94                                                              $111                       $110                       $124
Sep-94                                                               $81                       $116                       $138
Dec-94                                                               $83                       $116                       $151
Mar-95                                                               $85                       $127                       $170
Jun-95                                                              $109                       $139                       $202
Sep-95                                                              $147                       $150                       $220
Dec-95                                                              $238                       $159                       $230
Mar-96                                                              $240                       $168                       $241
Jun-96                                                              $259                       $176                       $268
Sep-96                                                              $280                       $181                       $273
Dec-96                                                              $267                       $196                       $284

                                    GENERAL

    COSTS AND PROXY SOLICITATION. The costs of soliciting proxies will be borne by Control Data including the reimbursement to record holders of their expenses in forwarding proxy materials to beneficial owners. Directors, officers and regular employees of Control Data, without extra compensation, may solicit proxies personally or by mail, telephone, fax, telex, telegraph or special letter.

    Control Data has retained Georgeson & Co., a firm that provides professional proxy soliciting services, to aid in the solicitation of proxies for a fee of up to $6,500 and reimbursement of certain out-of-pocket expenses.

    STOCKHOLDER PROPOSALS FOR 1998 MEETING. Any stockholder proposals for the Company's 1998 Annual Meeting of Stockholders (anticipated date May 15, 1998) must be received by the Company by January 1, 1998 in order to be included in the Company's Proxy Statement. The proposals also must comply with all applicable statutes and regulations.

    REPORTS TO STOCKHOLDERS. Control Data's 1996 Annual Stockholders' Report, including financial statements, is being sent to stockholders of record on March 17, 1997, together with this Proxy Statement. CONTROL DATA WILL FURNISH WITHOUT CHARGE TO STOCKHOLDERS A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO: INVESTOR RELATIONS DEPARTMENT, CONTROL DATA SYSTEMS, INC., 4201 LEXINGTON AVENUE NORTH, ARDEN HILLS, MINNESOTA 55126-6198.

    OTHER BUSINESS. The Board of Directors knows of no other matters to be presented at the 1997 Annual Meeting. If any other business properly comes before the 1997 Annual Meeting or any adjournment thereof, the appointees named in the Proxies will vote the Proxies on that business in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                                  [SIGNATURE]
                                          Ruth A. Rich
                                          SECRETARY

                              (CONTROL DATA LOGO)

                          4201 LEXINGTON AVENUE NORTH
                       ARDEN HILLS, MINNESOTA 55126-6198